Exhibit 99.1

Investor and Media Contact

John Bluth

Executive Director

Corporate Communications & Investor Relations

CV Therapeutics, Inc.

(650) 384-8850

CV THERAPEUTICS ANNOUNCES PRESENTATIONS AT THE

AMERICAN DIABETES ASSOCIATION 68TH SCIENTIFIC SESSIONS

PALO ALTO, Calif., May 27, 2008 - CV Therapeutics, Inc. (Nasdaq: CVTX) announced today that two clinical abstracts have been accepted for presentation at the American Diabetes Association (ADA) 68th Scientific Sessions, which will be held in San Francisco, CA on June 6 - 10, 2008.

Ranexa® (ranolazine extended-release tablets)

Relationship Between Nonfasting Plasma Glucose Concentrations and Improved Glycemic Control in Patients with Diabetes and Coronary Artery Disease Treated with Ranolazine; Poster; Sunday, June 8, 2008, 12:00 - 2:00 p.m. and 6:15 - 7:30 p.m. PDT

Minority Angina Pectoris Patients at High Risk for Diabetes and Metabolic Syndrome; Poster; Sunday, June 8, 2008, 12:00 - 2:00 p.m. and 6:15 - 7:30 p.m. PDT

Additional information regarding the ADA 68th Scientific Sessions can be accessed at http://professional.diabetes.org/Congress_Display.aspx?TYP=9&CID=58000.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company primarily focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

CV Therapeutics' approved products include Ranexa® (ranolazine extended-release tablets), indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and LexiscanTM (regadenoson) injection for use as a pharmacologic stress agent in radionuclide myocardial perfusion imaging in patients unable to undergo adequate exercise stress. CV Therapeutics also has other clinical and preclinical drug development candidates and programs that have not been determined to be safe or effective in humans for any uses.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to research and development and commercialization of products, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including operating losses and fluctuations in operating results; capital requirements; regulatory review and approval of our products; special protocol assessment agreement; the conduct and timing of clinical trials; commercialization of products; market acceptance of products; product labeling; concentrated customer base; reliance on strategic partnerships and collaborations; uncertainties in drug development; uncertainties regarding intellectual property and other risks detailed from time to time in CV Therapeutics' SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2008. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

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